Exhibit 23.1 Consent of Independent Registered Public Accounting Firm
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Keithley Instruments, Inc.
We consent to the incorporation by reference in the Registration Statement (File No. 333-117992) on Form S-8 of Keithley Instruments, Inc. of our report dated June 14, 2006 relating to the statement of net assets available for benefits of Keithley Instruments, Inc. Retirement Savings Trust and Plan as of December 31, 2005 and 2004, and the related statement of changes in net assets available for benefits for the year ended December 31, 2005, which appears in the December 31, 2005 annual report on Form 11-K of Keithley Instruments, Inc.
/s/ SS&G Financial Services, Inc.
Cleveland, Ohio
June 28, 2006